Exhibit (d)(3)

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

THIS MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT (“Agreement”) is entered into as of March 3, 2023 (the “Effective Date”), by and between CTI BioPharma Corp., a Delaware corporation having its principal place of business located at 3101 Western Avenue, Suite 800, Seattle, WA 98121, and its affiliates and subsidiaries, and Swedish Orphan Biovitrum AB, having its place of business located at Tomtebodavägen 23A, SE-112 76 Stockholm, Sweden.

In the course of discussions between them, each party has or will disclose to the other certain confidential information relating to the disclosing party’s business solely for the receiving party’s review for the purpose of evaluating a possible negotiated business relationship between the parties and/or their subsidiaries, affiliate or divisions (the “Purpose”); and

The parties desire to protect their patent, copyright and trade secret rights, as well as other confidential and proprietary information; relating to the parties’ respective business and operations.

In consideration of the foregoing recitals and of the covenants and agreements contained herein, the parties agree as follows:

1.

“Confidential Information” means all information relating to each party’s business or proposed business and information relating to research, development, marketing, and manufacture of technology and products which is delivered, disclosed or furnished by the disclosing party to the receiving party, including, but not limited to, any technical information, trade secrets, inventions (whether patentable or not), product development plans, customers, suppliers, ideas, procedures, processes, formulations, formulae, techniques, data, results, research projects, development projects and strategies, protocols for clinical research studies, test results, engineering projects, manufacturing projects, quality assurance/control procedures, standard operating procedures, pricing information, financial information, and any notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the receiving party to the extent they contain any such Confidential Information delivered, disclosed or furnished by the disclosing party pursuant to this Agreement. Confidential Information will not include any information or material that:

(a)

Is in the public domain on the Effective Date or that becomes generally available to the public after the Effective Date other than as a result of a disclosure by the receiving party in violation of this Agreement; or

(b)	Was already known to or in the possession of the receiving party prior to disclosure by or from the disclosing party; or

(c)	Was disclosed to the receiving party from a third party having the right to make such disclosure; or

(d)	Was independently developed by employees or representatives of the receiving party without reference to, or use of, the disclosing party’s Confidential Information.

2.

The receiving party agrees that the disclosing party shall remain the exclusive owner of all Confidential Information made available by the disclosing party, including all rights therein. No license of Confidential Information, and that no license made available by the disclosing party, or any portions thereof, is granted under this Agreement.

3.

The receiving party agrees to: (a) hold in confidence and trust and to maintain as confidential all Confidential Information for a period of two (2) years following disclosure thereof; (b) not disclose any Confidential Information to any third person except to the receiving party’s employees, representatives or agents who the receiving party determines in good faith has a need to know such Confidential Information for the Purpose, and who the receiving party directs to comply with the terms hereof; and (c) not to make any use of the Confidential Information except for the Purpose. Notwithstanding the foregoing, the receiving party may make any disclosure of Confidential Information (i) requested or required by Law or Legal Process (as defined herein) in accordance with this Agreement and (ii) to which the disclosing party gives its prior written consent.

4.

In the event that the receiving party or its representatives are requested or required (by law, regulation, stock exchange rule, legal or administrative requirement, oral questions, interrogatories, requests for information or documents in legal or similar proceedings or from regulatory authorities, subpoena, civil investigative demand or other similar process, (“Law” or “Legal Process”) to disclose any Confidential Information, the receiving party shall, to the extent practicable and legally permissible, provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may in its sole discretion, and at its sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, the receiving party and its representatives may, without liability hereunder, disclose that portion of the Confidential Information which the receiving party or its representatives believes in good faith, after consultation with counsel, is legally required to be disclosed.

5.

Except as provided herein, the receiving party agrees not to make any copies or duplicates of any Confidential Information except as otherwise expressly authorized in writing by the disclosing party or as necessary for the Purpose.

6.

Except to the extent required by Law or Legal Process in accordance with this Agreement or pursuant to definitive transaction documents entered into by the parties, neither party shall disclose the existence or subject matter of the negotiations or possible business relationship contemplated by the parties.

7.

Upon the disclosing party’s request, the receiving party will promptly return or destroy all Confidential Information in the receiving party’s possession, and certify its destruction, except that the receiving party may retain (a) Confidential Information to the extent necessary to comply or demonstrate compliance with applicable Law or Legal Process, internal audit or bona fide internal compliance requirements or document retention policies or (b) copies of the Confidential Information subject to automatic archiving and back-up procedures.

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8.

This Agreement supersedes all prior agreements, understandings, discussions and writings and constitutes the entire agreement between the parties with respect to the information transmitted hereunder. No waiver or modification of this Agreement shall be binding upon either party unless made in writing and signed by a duly authorized representative of such party, and this Agreement shall not be subsequently limited, modified or amended by any clickthrough” agreement relating to the confidentiality of the Confidential Information, or any other terms or conditions of use or confidentiality agreed to by the parties or their representatives in connection with their access to any such virtual data site maintained in connection with the Purpose, and no such agreements, terms or conditions will be considered binding on the parties or their representatives. In case any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties agree that due to the unique nature of the Confidential Information, there may be no adequate remedy at law for any breach of a party’s obligations under this Agreement, thereby resulting in irreparable harm to the non-breaching party. Therefore, upon any such breach the non-breaching party shall be entitled to seek appropriate equitable relief, including, without limitation, specific performance and injunctive relief, in addition to whatever remedies it may have at law This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of choice of law provisions. The parties each irrevocably consent and submit to the personal jurisdiction of the State and Federal courts sitting in New York County, New York. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.	Except as provided herein. this Agreement and all obligations hereunder that have not previously expired, will terminate and expire on the date that is two (2) years from the Effective Date.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the Effective Date.

CTI BIOPHARMA CORP.		SWEDISH ORPHAN BIOVITRUM AB

By:	/s/ John Volopne	By:	/s/ Daniel Rankin
Name:	John Volopne	Name:	Daniel Rankin
Title:	EVP and Chief of Staff	Title:	Head of Strategy and Corporate Development
Date:	3/10/2023	Date:	3/12/2023

		By:	/s/ Nikhil Phakey
		Name:	Nikhil Phakey
		Title:	Portfolio Analytics
		Date:	3/10/2023

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